EXHIBIT 4.5

[TO BE PLACED ON CLAYTON WILLIAMS ENERGY, INC. LETTERHEAD]

NOTICE OF GRANT OF RESTRICTED STOCK

Pursuant to the terms and conditions of the Clayton Williams Energy, Inc. Amended Long Term Incentive Plan, attached as Appendix A (the “Plan”), and the associated Restricted Stock Agreement, attached as Appendix B (the “Agreement”), you are hereby issued shares of Stock subject to certain restrictions thereon and under the terms and conditions set forth below, in the Agreement, and in the Plan (the “Restricted Shares”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Grantee:

Date of Grant:	, (“Date of Grant”)

Restricted Shares:

Vesting Schedule:

The restrictions on all of the Restricted Shares granted pursuant to the Agreement will expire and the Restricted Shares will become transferable, vested and non-forfeitable as follows; provided, that you remain in the employ of, or a service provider to, the Company or its Subsidiaries continuously from the Date of Grant through such vesting dates: (a) 1/3 of the Restricted Shares on the one year anniversary of the Date of Grant, (b) 1/3 of the Restricted Shares on the two year anniversary of the Date of Grant and (c) 1/3 of the Restricted Shares on the three year anniversary of the Date of Grant, such that the Restricted Shares will become transferable, vested and non-forfeitable with respect to 100% of the Restricted Shares (subject to Section 29 of the Agreement) as of the three year anniversary of the Date of Grant.

Subject to Section 6 of the Agreement, all Restricted Shares that have not become vested and non-forfeitable pursuant to this Notice will be null and void and forfeited to the Company in the event of your termination by the Company or its Subsidiaries for any reason.

By accepting the Restricted Shares you acknowledge receipt of the Restricted Shares issued on the Date of Grant indicated above, which have been issued under the terms and conditions of this Notice of Grant of Restricted Stock (the “Notice of Grant”), the Plan and the Agreement.  You further acknowledge and agree that (a) you are not relying upon any determination by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) of the Fair Market Value of the Stock on the Date of Grant, (b) you are not relying upon any written or oral statement or representation of the Company Parties regarding the tax effects associated with your execution of this Notice of Grant and your receipt, holding and vesting of the Restricted Shares, (c) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted and (d) a copy of the Agreement and the Plan has been made available to you.  You hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with your execution of the Agreement and your receipt, holding and vesting of the Restricted Shares.

Furthermore, you understand and acknowledge that you should consult with your tax advisor regarding the advisability of filing with the Internal Revenue Service an election under section 83(b) of the Code with respect to the Restricted Shares for which the restrictions have not lapsed.  A form of a Section 83(b) Election has been attached to this Agreement as Appendix C for your convenience.  This election must be filed no later than 30 days after Date of Grant set forth in this Notice of Grant.  This time period cannot be extended.  You acknowledge (a) that you have been advised to consult with a tax advisor regarding the tax consequences of the award of the Restricted Shares and (b) that timely filing of a section 83(b) election is your sole responsibility, even if you request the Company or its representative to file such election on your behalf.

In addition, you are consenting to receive documents from the Company and any plan administrator by means of electronic delivery, provided that such delivery complies with applicable law.  This consent shall be effective for the entire time that you are a participant in the Plan.

CLAYTON WILLIAMS ENERGY, INC.,

a Delaware corporation

By:

Name:	[ ]
Title:	[ ]

Attachments:

Appendix A – Clayton Williams Energy, Inc. Long Term Incentive Plan Appendix B – Restricted Stock Agreement Appendix C – Section 83(b) Election

Appendix A

Clayton Williams Energy, Inc.

Long Term Incentive Plan

Appendix B

Restricted Stock Agreement

Appendix C

Section 83(b) Election

INSTRUCTIONS FOR FILING

YOUR SECTION 83(b) ELECTION

1.                                      Not later than 30 days after the date of grant, mail one executed copy of the election by certified mail, return receipt requested, to the IRS Service Center where your federal tax returns are filed.  Attached is a sample cover letter to the Internal Revenue Service to be used in connection with filing the Section 83(b) election.  In addition, below is a chart that lists the address for each IRS service center.

Taxpayer’s State of Residence	IRS Service Center

Alabama, Georgia, North Carolina, South Carolina	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002
Florida, Louisiana, Mississippi, Texas	Department of the Treasury Internal Revenue Service Austin, TX 73301-0002
Alaska, Arizona, California, Colorado, Hawaii, Nevada, Oregon, Washington	Department of the Treasury Internal Revenue Service Fresno, CA 93888-0002
Arkansas, Idaho, Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Ohio, Oklahoma, South Dakota, Utah, Wisconsin, Wyoming	Department of the Treasury Internal Revenue Service Fresno, CA 93888-0002
Kentucky, Tennessee, Missouri, New Jersey, Virginia, West Virginia	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002
Connecticut, Delaware, District of Columbia, Maine, Maryland, Massachusetts, New Hampshire, New York, Pennsylvania, Rhode Island, Vermont	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002
A foreign country, U.S. possession or territory*, or use an APO or FPO address, or file Form 2555, 2555-EZ, or 4563, or are a dual-status alien	Department of the Treasury Internal Revenue Service Austin, TX 73301-0215

*If you live in American Samoa, Puerto Rico, Guam, the U.S. Virgin Islands, or the Northern Mariana Islands, see IRS Publication 570.

1.                                      Mail one copy of the executed election by certified mail, return receipt requested, to:

Clayton Williams Energy, Inc.

Attn: [•]

Six Desta Drive, Suite 6500

Midland, Texas 79705

2.                                      Attach a copy of the election to your federal income tax return for the year in which the grant and election were made.

Note:      It is your sole responsibility, and not the responsibility of Clayton Williams Energy, Inc. (the “Company”) or any of its affiliates, to timely file your Section 83(b) election even if you request the Company or any of its affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) of the Company to assist in making such filing.  In addition, the Company and its affiliates cannot provide you with tax advice.  The information provided in these instructions is general in nature and if you have any specific questions about your individual tax circumstances, you should consult with your tax adviser.

SUGGESTED FORM OF SECTION 83(b)

ELECTION TRANSMITTAL LETTER

[DATE]

VIA CERTIFIED MAIL

Return Receipt Requested

Department of the Treasury

Internal Revenue Service Center

[Insert applicable IRS service center address]

Re:          Election Under Section 83(b) of the Internal Revenue Code

Ladies and Gentlemen:

Pursuant to Treasury Regulation Section 1.83-2(c) promulgated under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), enclosed please find a copy of an executed election under Section 83(b) of the Code relating to the issuance of common stock of Clayton Williams Energy, Inc., a Delaware corporation.

Very truly yours,

[TAXPAYER NAME]

Enclosure

SECTION 83(b) ELECTION

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the property described below over the amount paid for such property.

1.                                      The name, taxpayer identification number and address of the undersigned (the “Taxpayer”), and the taxable year for which this election is being made are:

Taxpayer’s Name:

Taxpayer’s Social

Security/Employer Identification Number:                                                   –                 –

Taxpayer’s Address:

Taxable Year:                                   Calendar Year

2.                                      The property that is the subject of this election (the “Property”) is         common shares, par value $0.10 per share, in Clayton Williams Energy, Inc.

3.                                      The Property was transferred to the Taxpayer on             .

4.                                      The Property is subject to the following restrictions:  Pursuant to the terms of the Clayton Williams Energy, Inc. Long Term Incentive Plan and the Restricted Stock Agreement and related Notice of Grant of Restricted Sock (the “Agreement”) between Clayton Williams Energy, Inc. and the Taxpayer, the common stock will not be transferable and will be subject to a substantial risk of forfeiture as set forth in the Agreement and the Clayton Williams Energy, Inc. Long Term Incentive Plan.  The restrictions on the common stock will expire and the shares will become transferable and non-forfeitable according to the following schedule:                                                                          ; provided, however, that such restrictions will expire on such dates only if the Taxpayer continues to provide services to Clayton Williams Energy, Inc.. or its subsidiaries continuously from the Date of Grant through the vesting date.  All unvested common stock shall be forfeited upon the termination of the Taxpayer’s employment or service relationship with the Company or its subsidiaries for any reason except as otherwise provided in the Taxpayer’s employment agreement.

5.                                      The fair market value of the Property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in Section 1.83-3(h) of the Income Tax Regulations) is $       per common share x         shares = $         .

6.                                      The amount paid by the Taxpayer for the Property is $        per common share x        shares = $      .

7.                                      The amount to include in gross income is $              .

The undersigned taxpayer will file this election with the Internal Revenue Service office with which the taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the Property.  A copy of the election also will be furnished to the person for whom the services were performed.  Additionally, the undersigned will include a copy of the election with his or her income tax return for the taxable year in which the Property is transferred.  The undersigned is the person performing the services in connection with which the Property was transferred.

Dated:
Taxpayer’s Signature